  Exhibit 10.1

Wednesday, April 11, 2018

Shri Parikh
Johns Creek, GA 30023

Dear Shri:

SANUWAVE, Inc. (“Company”) is pleased to offer you the position of President, Healthcare reporting to Kevin Richardson, Chief Executive Officer. Your start date will be May 31, 2018. This offer is based on discussions with Thomas Robinson at Robinson Butler and is subject to the terms of employment as outlined below. We are confident that your acceptance marks the beginning of a challenging and mutually beneficial relationship.

COMPENSATION Effective on your start date, your semimonthly, exempt compensation will be $12,958.33 per pay period ($311,000.00 annually) less payroll deductions and all required withholdings. Your salary may be adjusted annually upon performance reviews.

BONUS COMPENSATION You will be eligible to earn an annual bonus award of up to one hundred percent (100%) of your annual salary based on the achievement of certain performance goals established by the Company. For purposes of calculating the 2018 Calendar Year bonus, your bonus will be pro-rated and guaranteed at 7/12ths of the calendar year or $181,416.67. For purposes of calculating the 2019 Calendar Year bonus, we will guarantee a minimum payment of $129,583.33, which is equivalent to first 5/12ths of the calendar year.

You will also be eligible for a one-time bonus award payment of $128,000 to be paid in early Calendar Year 2020, after the annual 10K is filed, if SANUWAVE revenues attain or exceed $10,000,000 (ten million dollars) in Calendar Year 2019.

EQUITY You will be granted options for (2,000,000) shares of Common Stock in accordance with the Amended and Restated 2006 Stock Incentive Plan subject to the Board of Directors approval, to vest 100% on the grant date. You will be eligible to receive future stock option grants as approved annually by the Board of Directors.

BENEFITS As a full-time employee, you will be eligible to participate in a comprehensive benefits package which includes medical, dental, vision, life insurance, short-term and long-term disability benefits, as well as an opportunity to participate in the Company 401K plan. You are eligible to participate in these benefits the first day of the month after the month you are hired. Additionally, you will accrue 35 days per year for vacation, 5 sick days per year as well as 9 paid holidays in accordance with Company policy. Company sponsored benefits and eligibility requirements are provided in the employee handbook to be provided. All Company benefits are subject to change at the Company’s discretion. Your previously scheduled December 2018 family vacation will be honored.

Once you begin employment with SANUWAVE, you will be given access to the Tri-Net self service portal. Please visit this site immediately as you have new hire activities that will require your urgent attention including but not limited to the completion of your I9 documentation with-in 72 business hours of your start date and enrollment in benefit plans with-in 30 days of your start date. You will also be given access to the Ascensus on-line portal where you may elect to participate in the 401k plan at any time.

COMPLIANCE WITH RULES. You will be expected to abide by all SANUWAVE rules, regulations and Company Policies. Throughout your employment, you are responsible for advising the Acting CEO or Human Resources of any factors that may affect your ability to work for the Company without interruption.

RIGHT OF INSPECTION. You acknowledge and agree that the Company has unlimited access to your equipment and work product when it’s deemed to be necessary and may inspect, with or without notice.

AT-WILL EMPLOYMENT. As an at-will employee, you may terminate your employment at any time, with or without cause. Likewise, as an at-will employer, the Company may terminate your employment at any time, with or without cause. The Company also retains the right to make all other decisions concerning your employment (e.g. promotions, demotions, job responsibilities, or any other managerial decisions) with or without cause, in the exercise of its discretion. This at-will employment relationship cannot be changed except in a writing signed by you and the Acting CEO.

ADHERENCE TO PREVIOUS EMPLOYER AGREEMENT Shri, on your start date and before you begin employment with SANUWAVE you will be required to sign the enclosed Adherence to Previous Employer Agreement letter. This letter serves as written confirmation that you will adhere to all provisions in your previous employer’s Employer Agreement. Additionally, this letter serves as SANUWAVE’S commitment to fair and ethical business practices.

In turn for signing the agreement SANUWAVE will provide you with legal assistance if your previous employer challenges the Employer Agreement that you signed.

NON-COMPETE AND CONFIDENTIALITY AGREEMENT. You are required to sign the enclosed Non-Compete and Confidentiality Agreement and return it with other items included in the complete offer package you will receive.

SEVERANCE AGREEMENT AND GENERAL RELEASE In the event of a separation from employment from SANUWAVE for any reason other than violating your previous employer’s Employment Agreement, SANUWAVE will offer you a Severance Agreement and General Release with a severance payment that is equivalent to one year’s annual base salary. The General Release will include current federal, state and local labor law requirements and in turn you will forgo the right to make any claim of any nature against SANUWAVE.

ENTIRE AGREEMENT; NO MODIFICATIONS. This letter is the final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and they supersede any promises or representations made to you by anyone, whether oral or written.

Please sign, date and EMAIL this letter as acceptance of our offer of employment and in agreement with the terms described in this letter to Melissa Miller, the Company’s Human Resources Director at Melissa.Miller@Sanuwave.com. Via email and shortly after accepting this offer, you will be sent a new hire application and release for Criminal Background Check. This offer is contingent upon the successful results of the background check. Please complete the application and release with-in 72 hours of receiving it in your email.

Shri, we look forward to your favorable reply and to a productive and enjoyable working relationship. This offer is confidential between you and SANUWAVE, and we expect that all salary and benefit details of the offer are to remain confidential. Please contact me if you have any further questions.

Very truly yours,

Kevin Richardson
Chief Executive Officer

ACCEPTED AND AGREED TO:

Kevin A. Richardson II
Name Printed

/s/Kevin A. Richardson II   4/11/18            May 31, 2018
Name Signed                       Date Signed    Start Date

/s/Shri P. Parikh             April 15, 2018
Name Signed                 Date Signed

Dear Shri Parikh,

Congratulations and welcome to SANUWAVE! Today is your start date and before you begin working with us, we ask that you carefully read this letter, ensure its’ accuracy and sign at the bottom. This letter refers to your Employment Agreement “The Agreement” that you signed with Mölnlycke when you were employed there. A copy of The Agreement is attached to this letter for reference.

Although SANUWAVE is not a competitor of Mölnlycke nor an organization engaged in commercial or economic competition with Mölnlycke most importantly because of the differences in acute versus chronic treatments provided in wound care, we would still like to highlight our regard for the highest ethical business practices at SANUWAVE during our employment relationship with you by reminding you of the following commitments you previously made to Mölnlycke. Concurrently, we would like to ensure that at no time and under any circumstances The Agreement is violated while employed at SANUWAVE. Please also understand that poor business performance at SANUWAVE or inability to achieve expected results at SANUWAVE will never be an excuse for violating The Agreement.

       By signing and dating this Adherence to Previous Employer Agreement letter letter, you agree that you have not and will not:

●
violate any provisions of The Agreement.
●
violate the non-disclosure section of The Agreement by using any secrets, confidential information, make use or authorize others to make use of or publish Mölnlycke items at SANUWAVE.
●
take from Mölnlycke any Mölnlycke documents, drawings, blueprints, manuals, letters, notes, notebooks, pens, pencils, photos, reports, outlines, papers, documents, e-mails, laptops, phones, vehicles, computers and copies thereof as well as any tangible materials, of a secret or proprietary or confidential nature.
●
interfere with patents, inventions, discoveries, improvements made by you or that you had involvement with while at Mölnlycke.
●
have any material contact with Mölnlycke customers (as defined by The Agreement) for twelve months.
●
violate the Covenant of Non-Solicitation or Acceptance of Client or Customer Business section of The Agreement.
●
violate the Non-Compete section of The Agreement.
●
violate the Covenant Not to Interfere or Induce section of The Agreement for a period of twelve months especially by directly or indirectly soliciting Mölnlycke employees for employment who are actively still employed Mölnlycke.
●
act improperly or wrongful without privilege with respect to The Agreement.
●
act with “malice with the intent to injure" Mölnlycke.
●
breach The Agreement or cause Mölnlycke to fail to enter into an anticipated business relationship with a customer.
●
cause financial harm to Mölnlycke.
●
induce Mölnlycke customers or clients to breach a contract with Mölnlycke.
●
make false statements about Mölnlycke to lure customers or employees away.
●
spread lies to prevent Mölnlycke from retaining existing customers or obtaining new ones.

If at any time, you believe that SANUWAVE begins to engage in commercial or economic competition with Mölnlycke while The Agreement is still in effect, you are to stop business immediately and alert the Chief Executive Officer immediately via email and phone. By signing this document, you agree that you understand that any violation of The Agreement with Mölnlycke. can and will likely lead to immediate dismissal from SANUWAVE employment. This letter supersedes any promises or representations made to you by anyone, whether oral or written regarding the possibility of enacting a behavior or direction that would conflict with The Agreement.

ACCEPTED AND AGREED TO:

/s/Shri P. Parikh      April 12, 2018     June 1, 2018 (or before)__
Name                      Date Signed         Start Date

Non – Compete and Confidentiality Agreement

In consideration of my employment or continued employment by SANUWAVE Health, Inc. (the “Company”), the Company’s disclosure of certain Proprietary Information (as defined below) to me, any compensation now and/or hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1.
Definitions.

a. The term “Proprietary Information” shall mean any and all confidential, proprietary or trade secret knowledge, data or information of the Company and its affiliated entities, including but not limited to the Company’s strategic plans, inventions, new products, product plans, product prices, consumer marketing research, strategies, and information, business results and financial information, ideas, processes, formulas, source and object codes, data, computer programs, algorithms, database developments, designs and techniques, costs, research and development, know-how, customer lists, and information; potential customer information, potential acquisitions and divestitures, specialized training, the identity, skills and compensation of employees, contractors, vendors, suppliers, and consultants, and any other confidential, proprietary or trade secret knowledge, data or information, in whatever form or medium, produced by or for the Company.

b. The term “Third Party Information” means confidential or trade secret information that the Company may from time to time receive from third parties or information which is subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes.

2. Recognition of Company’s Rights; Nondisclosure: I acknowledge that contemporaneously with my execution of this Agreement, the Company is providing me with Proprietary Information and/or specialized training. In consideration of the Company’s provision of Proprietary Information and initial specialized training, I agree that during my employment and for a period of (2) years thereafter, pursuant to this Agreement, I will hold in strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Proprietary Information, unless such disclosure (i) is required in connection with my work for the Company, or (ii) is expressly authorized in writing by an officer of the Company. I also agree that in connection with this Agreement, I will also be bound by the post-employment provisions of paragraph 9. I further acknowledge and agree that the Company’s conduct in providing me with Proprietary Information in exchange for my Agreement gives rise to the Company’s interest in restraining me from competing against the Company after the conclusion of my employment as set forth in paragraph 9 (the “Non-Compete Clause”), and that my agreement to the Non-Compete Clause is designed to enforce my Agreement. To the extent that any such Proprietary Information should constitute a trade secret under applicable law, my obligations of confidentiality and non-disclosure as set forth herein shall continue to survive after said (2) year period to the greatest extent permitted by applicable law.

3. Third Party Information: I understand that the Company has received and in the future will receive from third parties Third Party Information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment for a period of (2) years and thereafter, I will hold such Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing. To the extent that any such Third Party Information shall be a trade secret under applicable law, then my obligations of confidentiality and non-disclosure shall survive after said two (2) year period to the greatest extent permitted by applicable law.

4. Property Rights: All right, title, and interest in and to all results and products of any services I perform for or on behalf of the Company shall at all times be and remain the sole and exclusive property of the Company, whether such results and products are interim or final, tangible or intangible. Such results and products include, without limitation, every invention, maskwork, work of authorship, formula, trade secret, computer program (including without limitation, object code, source code, listings, routines, flow charts, algorithms and related documentation), manual, specification, technique, product, concept, know-howor similar property, whether or not patentable or copyrightable and whether or not embodied in any tangible form, that are made, developed, perfected, designed conceived or first reduced to practice by me, either solely or jointly with others, in the course and scope of services I perform for or on behalf of the Company.

I further agree that any patent, copyright, trade secret, trademark, mask work or other intellectual property rights that may arise from services I perform for or on behalf of the Company shall be in the name of, and are hereby exclusively assigned to, the Company. I shall without further consideration execute and deliver such instruments, and take such other actions, as the Company may reasonably require to establish, evidence, maintain, defend or enforce the exclusive ownership by the Company of such intellectual property rights and of any tangible works or property produced by me in the course of performing services for or on behalf of the Company.

5. No Improper Use of Materials: During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality. I will not bring onto Company premises any materials belonging to any former employer or any other person to whom I have an obligation of confidentiality without the consent of the former employer or person and the approval of my direct supervisor.

6. No Conflicting Obligations: I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. Return of Company Documents and Other Company Property: When I leave the employ of the Company, I will immediately deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents together with all copies thereof; and any other material containing or disclosing any Third Party Information or Proprietary Information of the Company. I will also immediately return all Company property, including but not limited to laptops, pagers, cell phones, corporate credit cards, keys, and/or access cards.

8. Non-Solicitation: I agree that during the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company, I will not (i) solicit, assist or in any way encourage any current employee or consultant of the Company to terminate his or her employment relationship or consulting relationship with or for the Company,nor will I solicit the services of any former employee of the Company whose service has been terminated for less than three (3) months; nor will I (ii) solicit to the detriment of the Company and/or for the benefit of any competitor of the Company, take away or attempt to take away, in whole or in part, any Customer of the Company or otherwise interfere with the Company’s relationship with any Customer. For purposes of this paragraph, “Customer” shall mean each of Company’s customers and actively sought prospective customers with whom I had material contact with during my employment, meaning customers (i) with whom I dealt within the past two years of my employment (ii) whose dealings with Company were coordinated or supervised by me: or (iii) about whom Iobtained confidential information in the ordinary course of business through my association with Company. The restrictions contained herein area agreed to be reasonable, and it is further agreed that if Company ceases to provide any such product or service, the foregoing restriction with respect to such product or service shall terminate as of such date.

9. Non-Competition: During my employment and for a period of one (1) year after the date that my employment is terminated, for any reason, I will not, directly or indirectly, in the state in which I am employed, (i) compete with the Company in Business or (ii) participate in the ownership, management, operation, financing, or control of, or be employed in the same or substantially similarly capacity as I was when working for the company or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes with the Company in Business. Notwithstanding the foregoing, I am permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is traded on a national securities exchange or through Nasdaq. For the purposes of this Paragraph 9, “Business” shall mean those portions of the Company’s business in which I actively participated or regarding which I received Proprietary Information in the business of developing and utilizing Extracorporeal Shock Wave Technology (ESW) and SANUWAVE’s Pulsed Acoustic Cellular Expression PACE® technology for advanced wound care, orthopedic, cardiovascular, and spine/neurological for human medical purposes (the “Business”).

10. Equitable Remedies: Because my services are personal and unique and because I will have access to and become acquainted with Proprietary Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11. Successors and Assigns: This Agreement will be for the benefit of the Company, its successors and assigns. I expressly agree that the Company has the right to assign this Agreement.

12. Governing Law; Exclusive Forum: This Agreement will be governed by and construed according to the laws of the State of Georgia. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Georgia, and I agree to the exclusive personal jurisdiction and venue of any court in Fulton County, Georgia and waive any defense thereto.

13. Entire Agreement: This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by both parties. Any subsequent change or changed in my duties or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I subsequently may be retained by the Company as a consultant.

14. Severability: If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect. Moreover, it is intended by the parties that this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable

15. Survival: The provisions of this Agreement shall survive the termination of my employment and shall inure to the benefit of any successor in interest of the Company or other assignee.

I AGREE AND UNDERSTAND THAT NOTHING IN THIS AGREEMENT SHALL CONFER ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH MY RIGHT OR THE COMPANY’S RIGHT TO TERMINATE MY EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

THIS AGREEMENT SHALL BE EFFECTIVE AS OF THE FIRST DAY OF MY EMPLOYMENT WITH THE COMPANY.

I UNDERSTAND THAT THIS AGREEMENT RESTRICTS THE DISCLOSURE AND/OR USE OF THE COMPANY’S PROPRIETARY AND CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT WITH THE COMPANY, AND THAT IT RESTRICTS MY ABILITY TO SOLICIT CUSTOMERS AND EMPLOYEES OF THE COMPANY AND RESTRICTS MY ABILITY TO COMPETE WITH THE COMPANY FOLLOWING THE TERMINATION OF MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

April 14, 2018
/s/Shri P. Parikh
Date                                                                                 Name

ACCEPTED AND AGREED TO:
SANUWAVE Health, Inc.

By: /s/Melissa Miller

Date: April 16, 2018